Exhibit 99.1

The St. Joe Company Reports Second Quarter 2017 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--August 3, 2017--The St. Joe Company (NYSE: JOE) (the “Company”) today announced Net Income for the second quarter of 2017 of $10.8 million, or $0.15 per share, compared with Net Income of $1.8 million, or $0.02 per share, for the second quarter of 2016. A significant portion of the Company’s Net Income for the second quarter of 2017 was generated from investment income. For the six months ended June 30, 2017, the Company reported Net Income of $15.1 million, or $0.21 per share compared to Net Income of $10.5 million, or $0.14 per share for the same period last year.

Second Quarter highlights include:

  Total revenue for the quarter was $30.4 million as compared to $29.5 million in the second quarter of 2016 due to increases in real estate revenue, leasing revenue and timber revenue, partially offset by a decrease in resorts and leisure revenue. The Company’s second quarter 2017 revenue was generated from $7.2 million of real estate revenue, $19.3 million from resorts and leisure operations, $2.7 million from leasing operations and $1.2 million from timber revenue.
  Real estate revenue increased to $7.2 million in the second quarter of 2017 as compared to $6.7 million in the second quarter of 2016. Real estate revenue in the second quarter of 2017 was comprised of $4.7 million in residential real estate revenue, $2.2 million in commercial real estate revenue and $0.3 million in rural land revenue. The second quarter of 2016 consisted of $5.8 million in residential real estate revenue and $0.9 million in rural land revenue. Income before income taxes for the three months ended June 30, 2017 for the Company’s residential and commercial segments increased by $1.3 million as compared to the three months ended June 30, 2016. The increase was due to higher volume, improved margins, and lower operating costs.

  Resorts and leisure revenue decreased slightly in the second quarter of 2017 to $19.3 million as compared to $19.8 million in the second quarter of 2016. The decrease during the second quarter of 2017 as compared to the same period in 2016 was primarily related to lower vacation rental revenue, partially offset by revenue increases from St. Joe Club & Resorts, the Company’s private membership club. Although resort and leisure revenue decreased 2.5% for the quarter, income before income taxes increased by $0.6 million compared to the second quarter of 2016 due to improved operating efficiency and cost management.
  Leasing revenue increased by approximately $0.4 million in the second quarter of 2017 as compared to the second quarter of 2016. Income before income taxes increased $0.6 million for the three months ended June 30, 2017 as compared to the same period in 2016. As of June 30, 2017, the Company’s leasing portfolio consisted of approximately 671,000 square feet of rentable space, which was 84% leased, an increase in rentable space of approximately 67,000 square feet since December 2016. In addition, the Company had approximately 144,000 square feet of rentable space under construction as of June 30, 2017.
  Investment income from available-for-sale securities for the three months ended June 30, 2017 totaled $12.1 million as compared to $0.8 million for the three months ended June 30, 2016. The increase of $11.3 million in the second quarter of 2017 was due to increased interest and dividend income as a result of changes in the Company’s investment portfolio and sales of investments at a realized gain of $7.7 million.
  As of June 30, 2017, the Company had cash, cash equivalents and investments of $414.9 million as compared to $392.6 million as of March 31, 2017, an increase of $22.3 million.
  Other operating and corporate expenses declined by $1.5 million in the second quarter of 2017 as compared to the same time last year. The decrease was primarily due to reductions in other operating expenses and a reimbursement of $0.7 million of legal fees from a litigation settlement.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “We continue to implement our business strategy including making investments that we believe will contribute toward increasing the value of our assets, particularly in real estate projects that provide recurring revenue. We have increased our rentable space by 67,000 square feet in the first half of 2017 and have 144,000 square feet of additional ‘build-to-suit’ space under construction, plus plans for other projects in the pipeline.” Mr. Gonzalez added, “We expect to continue a cost and investment discipline to support bottom line performance in all segments.”

FINANCIAL DATA

Consolidated Results
($ in millions except share and per share amounts)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue
Real estate revenue	$7.2	$6.7	$8.7	$13.8
Resorts and leisure revenue	19.3	19.8	27.4	28.5
Leasing revenue	2.7	2.3	5.1	4.7
Timber revenue	1.2	0.7	2.4	2.8
Total revenue	30.4	29.5	43.6	49.8
Expenses
Cost of real estate revenue	3.6	3.0	3.9	4.7
Cost of resorts and leisure revenue	14.9	15.6	23.7	25.0
Cost of leasing revenue	0.8	0.8	1.5	1.5
Cost of timber revenue	0.2	0.2	0.4	0.4
Other operating and corporate expenses	4.2	5.7	10.3	12.6
Depreciation, depletion and amortization	2.1	2.1	4.0	4.4
Total expenses	25.8	27.4	43.8	48.6
Operating income (loss)	4.6	2.1	(0.2)	1.2
Investment income, net	14.3	3.0	24.7	5.7
Interest expense	(3.0)	(3.1)	(6.1)	(6.2)
Other income, net	0.6	0.6	4.6	13.6
Income before income taxes	16.5	2.6	23.0	14.3
Income tax expense	(5.9)	(1.0)	(8.2)	(4.2)
Net income	10.6	1.6	14.8	10.1
Net loss attributable to non-controlling interest	0.2	0.2	0.3	0.4
Net income attributable to the Company	$10.8	$1.8	$15.1	$10.5
Net income per share attributable to the Company	$0.15	$0.02	$0.21	$0.14
Weighted average shares outstanding	71,981,505	74,338,023	72,970,462	74,573,517

Revenue Detail
($ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Real estate revenue
Residential	$4.7	$5.8	$6.0	$12.8
Commercial	2.2	--	2.2	--
Other real estate revenue	0.3	0.9	0.5	1.0
Total real estate revenue	7.2	6.7	8.7	13.8
Resorts and leisure revenue	19.3	19.8	27.4	28.5
Leasing revenue	2.7	2.3	5.1	4.7
Timber revenue	1.2	0.7	2.4	2.8
Total revenue	$30.4	$29.5	$43.6	$49.8

Summary Balance Sheet
($ in millions)

	June 30, 2017	December 31, 2016
Assets
Investment in real estate, net	$334.7	$314.6
Cash and cash equivalents	247.2	241.1
Investments	167.7	175.7
Restricted investments	4.5	5.6
Income tax receivable	--	27.1
Claim settlement receivable	7.9	7.8
Other assets	40.5	38.4
Property and equipment, net	9.5	9.0
Investments held by special purpose entities	208.3	208.6
Total assets	$1,020.3	$1,027.9

Liabilities and Equity
Debt	$55.5	$55.0
Other liabilities	60.6	41.0
Deferred tax liabilities	69.9	68.8
Senior Notes held by special purpose entity	176.4	176.3
Total liabilities	362.4	341.1
Total equity	657.9	686.8
Total liabilities and equity	$1,020.3	$1,027.9

Debt Schedule
($ in millions)

	June 30, 2017	December 31, 2016
Pier Park North joint venture refinanced loan	$47.1	$47.5
Community Development District debt	7.2	7.5
Construction loan	1.2	--
Total debt	$55.5	$55.0

Other Operating and Corporate Expenses
($ in millions)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Employee costs	$1.7	$1.8	$3.5	$3.5
401(k) contribution	--	--	1.2	1.4
Non-cash stock compensation costs	--	0.1	--	0.1
Property taxes and insurance	1.4	1.4	2.8	2.9
Professional fees	0.4	1.2	1.4	2.5
Marketing and owner association costs	0.3	0.4	0.6	0.7
Occupancy, repairs and maintenance	0.1	0.1	0.2	0.4
Other	0.3	0.7	0.6	1.1
Total other operating and corporate expense	$4.2	$5.7	$10.3	$12.6

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter of 2017 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding the implementation of our business strategy; our belief that our investments will contribute toward increasing the value of our assets; recurring revenue provided by our real estate projects; our “build-to-suit” space under construction; our pipeline of projects; and our expectation of continued cost and investment discipline to support bottom line performance in all of our segments. Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate, including our Bay-Walton Sector holdings; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) our dependence on the real estate industry and the cyclical nature of our real estate operations; (9) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (10) changes in laws, regulations or the regulatory environment affecting the development of real estate; (11) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (12) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partner to effectively manage the day-to-day activities of the Pier Park North joint venture; and (13) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and other current report filings, all of which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2017, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakunm, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com